UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Community Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN COMMUNITY BANCSHARES, INC.

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 25, 2006

NOTICE is hereby given that the Annual Meeting of Shareholders of American Community Bancshares, Inc. (the “Company”) will be held as follows:

Place:	American Community Bank 2593 West Roosevelt Boulevard Monroe, North Carolina 28110

Date:	April 25, 2006

Time:	11:00 a.m.

The purposes of the meeting are:

1.	To amend Article II of the Articles of Incorporation of the Company to increase the number of shares of common stock which the Company has the authority to issue to 25,000,000.

2.	To elect five members of the Board of Directors; four members for three-year terms and one member for a two-year term.

3.	Ratify the appointment of Dixon Hughes PLLC as the Company’s independent public accountants for 2006.

4.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

Randy P. Helton
President and Chief Executive Officer

March 21, 2006

AMERICAN COMMUNITY BANCSHARES, INC.

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

PROXY STATEMENT

Mailing Date: On or about March 21, 2006

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 25, 2006

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of American Community Bancshares, Inc. (the “Company”) for the 2006 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina 28110, at 11:00 a.m. on April 25, 2006, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Robert G. Dinsmore, Jr., Frank L. Gentry and Bill H. Mason. Shares represented by each appointment of proxy, which is properly executed and returned and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the nominees for director named in Proposal 2 below and FOR Proposals 1 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 2 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Dan R. Ellis, Jr., Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on March 10, 2006 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 9,000,000 shares are authorized and preferred stock, no par value, of which 1,000,000 shares are authorized. At March 10, 2006, there were 6,853,240 shares of common stock and no shares of preferred stock outstanding. There are approximately 2,800 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 2 below, the five directors receiving the greatest number of votes shall be elected.

In the case of Proposals 1 and 3 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies to establish a quorum or to provide additional information to shareholders. However, proxies voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Ownership of Voting Securities

As of March 10, 2006, there were no shareholders known to management to own more than 5% of the Company’s common stock, except those listed below.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Marla Braun Coral Gables, FL	475,710	6.94

As of March 10, 2006 the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
Robert G. Dinsmore, Jr. Charlotte, NC	14,430	*

Dan R. Ellis, Jr. Monroe, NC	42,828(4)	*

Frank L. Gentry Charlotte, NC	10,500	*

Phillip R. Gilboy Waxham, NC	11,534	*

E. Michael Gudely Charlotte, NC	7,547	*

David J. Guilford Charlotte, NC	9,750	*

Thomas J. Hall Charlotte, NC	45,404	*

Larry S. Helms Monroe, NC	41,295(5)	*

Randy P. Helton Charlotte, NC	137,498(6)	1.97

Bill H. Mason Gaffney, SC	44,070	*

V. Stephen Moss Blacksburg, SC	52,379	*

Peter A. Pappas Charlotte, NC	6,750	*

L. Steven Phillips Isle of Palms, SC	70,031	1.02

Alison J. Smith Charlotte, NC	58,521	*

Douglas F. Sutherland Charlotte, NC	9,299	*

L. Carlton Tyson Monroe, NC	54,288(7)	*

David D. Whitley Monroe, NC	33,675(8)	*

Gregory N. Wylie Monroe, NC	71,241	1.04

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
All Directors and Executive Officers as a Group (18 persons)	716,175	9.91

(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Dinsmore – 8,100 shares, Mr. Mason – 25,869, Mr. Sutherland – 1,520 shares, Mr. Tyson – 3,960 shares and Mr. Whitley – 3,366 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Dinsmore – 6,000, Mr. Ellis – 34,650, Mr. Gentry – 6,000, Mr. Gilboy – 3,000, Mr. Gudely – 3,000, Mr. Guilford – 3,000, Mr. Hall – 21,104, Mr. Helms – 21,315, Mr. Helton – 111,390, Mr. Mason – 18,201, Mr. Moss – 40,637, Mr. Pappas – 3,000; Mr. Phillips – 28,703, Ms. Smith – 4,001, Mr. Sutherland – 6,000, Mr. Tyson – 23,004, Mr. Whitley – 17,276, and Mr. Wylie – 25,328, and an aggregate of 375,606 options for the group.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) 6,853,240 shares of common stock outstanding as of March 10, 2006, and (ii) options and warrants exercisable within 60 days of March 10, 2006 for the individual and the group.

(4)	Includes 1,974 shares owned by Mr. Ellis’ spouse.

(5)	Includes 180 shares owned by Mr. Helms’ spouse.

(6)	Includes 1,398 shares owned by Mr. Helton’s spouse.

(7)	Includes 3,564 shares held in trust by Mr. Tyson for his children, 15,840 shares held by Mr. Tyson’s company, and 7,920 shares held in a company profit sharing plan for his benefit.

(8)	Includes 7,133 shares owned by Mr. Whitley’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of the Company, and with the exception of a Form 4 filed by Mr. Guilford on March 22, 2005, a Form 4 filed by Mr. Hall on March 17, 2005 and a Form 4 filed by Mr. Moss on December 30, 2005, all such ownership reports have been timely filed and the ownership status of the Company’s common stock by such individuals is current.

PROPOSAL 1: AMENDMENT OF ARTICLES OF INCORPORATION

The Board of Directors has voted to recommend to the shareholders an amendment to Article II of the Company’s Articles of Incorporation to increase by 16,000,000 the number of authorized shares of the Company’s capital stock (the “Share Amendment”). The Company’s Articles of Incorporation presently authorize the issuance of up to 10,000,000 shares of capital stock, with 9,000,000 of such shares classified as common stock, $1.00 par value per share, and the remaining 1,000,000 shares classified as preferred stock, no par value per share. On the Record Date, the Company had 6,853,240 shares of common stock, and no shares of preferred stock, issued and outstanding. If the Share Amendment is approved by the shareholders, the Company will have 26,000,000 shares authorized, with 25,000,000 of such shares classified as $1.00 par value common stock and the remaining 1,000,000 shares classified as preferred stock.

The relative rights and limitations of the Company’s common stock and preferred stock would remain unchanged if the Share Amendment is approved. Holders of the capital stock of the Company shall not be entitled to preemptive rights with respect to any shares of capital stock of the Company which may be issued.

The Share Amendment has been recommended by the Board of Directors to ensure that an adequate supply of authorized but unissued shares is available for general corporate needs, such as future stock dividends or stock splits. There are currently no plans or arrangements relating to the issuance of any of the additional shares of common stock proposed to be authorized by the Share Amendment.

If the Share Amendment is approved by the shareholders, shares of the Company’s capital stock would remain available for issuance without further action by the shareholders, unless otherwise required by the Company’s Articles of Incorporation or bylaws or by applicable law.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of common stock. The issuance of additional shares of common stock or shares of preferred stock by the Company may also potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.

The text of Article II of the Company’s Articles of Incorporation, as proposed to be amended, is as follows:

The Corporation shall have authority to issue a total of 26,000,000 shares of capital stock. The capital stock shall consist of 25,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share, and 1,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be as designated by the Board of Directors and may be issued in one or more series.

In order for Proposal 1 to be approved, the number of votes cast for approval of such proposal must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

PROPOSAL 2: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its board shall consist of between seven and twenty members. If there are more than nine members, the board shall be divided into three classes in as equal a number as possible. Such classes shall be elected to staggered three-year terms. The Board of Directors has set the number of directors of the Company at fifteen. The five directors listed below have been nominated to the Board for the terms indicated:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past Five Years
Three-Year Terms:
Robert G. Dinsmore, Jr. (61)	Director	2001	Consultant International Tax, Mergers and Acquisitions; Retired partner KPMG, LLP

Philip Gilboy (51)	Director	2003	President, PR Gilboy & Associates, Inc., Weddington, NC (NASD registered broker dealer)

David J. Guilford (57)	Director	2003	President, DLG Associates, Inc., Charlotte, NC (executive search firm).

Peter A. Pappas (44)	Director	2003	President and Managing Partner, Pappas Properties, LLC, Charlotte, NC (real estate development)

Two-Year Term:

L. Carlton Tyson (63)	Director	1998	President, Tyson Group, Monroe, NC (real estate development)

(1)	Includes prior service as director of American Community Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR THE TERM INDICATED.

Incumbent Directors

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past Five Years
Frank L. Gentry (63)	2002	2007	Independent Consultant; former Executive Vice President of Corporate Strategy and Development, Bank of America, Charlotte, NC, 1973-2000

Thomas J. Hall (58)	1998	2008	President, Hall Group, Inc., Charlotte, NC (real estate holding company)

Larry S. Helms (60)	1998	2008	Owner, Larry S. Helms and Associates, Monroe, NC (insurance); Member, North Carolina Board of Transportation

Randy P. Helton (50)	1998	2008	Chairman of the Board, President and Chief Executive Officer of the Company; President and Chief Executive Officer of American Community Bank

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past Five Years
Bill H. Mason (62)	1996	2008	Founder, Bill Mason Enterprises, Cherokee, Spartanburg and Union Counties, SC (owner/operator of McDonalds Restaurants)

L. Steven Phillips (55)	1998	2008	Chief Executive Officer, Charlotte GreenCorp, Inc., Charlotte, NC (landscape consultant)

Alison J. Smith (51)	2000	2007	President, Smith Capital, Inc., Charlotte, NC (financial advisory, investment banking)

V. Stephen Moss (56)	1995	2007	Former President and Chief Executive Officer of First National Bank of the Carolinas.

David D. Whitley (59)	1998	2007	President, Whitley Mortgage Associates, Inc., Monroe, NC (mortgage broker), Chairman of the Board of American Community Bank

Gregory N. Wylie (51)	1998	2007	Retired; former Chief Executive Officer, Metro Marketing, Inc., Charlotte, NC (specialty food brokerage)

(1)	If applicable, includes prior service as a director of American Community Bank or FNB Bancshares, Inc. and First National Bank of the Carolinas which were acquired by the Company in 2004.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors held six meetings in 2005. Each director attended 75% or more of the aggregate board and committee meetings of which he or she was a member.

It is the policy of the Company that directors attend each annual meeting and any special meetings of the Company’s shareholders. All of the Company’s directors attended the 2005 annual meeting of shareholders.

The Company’s Board of Directors has several standing committees including a Compensation Committee, Nominating Committee, and Audit Committee.

Compensation Committee. The members of the Compensation Committee are Robert G. Dinsmore, Jr., Thomas J. Hall, Alison Smith, David D. Whitley and Gregory W. Wylie (Chairperson). In addition, Randy P. Helton and V. Stephen Moss serve as non-voting advisors to the Compensation Committee, but have no input on their own compensation. The Compensation Committee reviews and approves all salaries and benefits of the executive officers of the Company’s subsidiary bank. The Compensation Committee met nine times in 2005. The report of the Compensation Committee follows on page 14 of this Proxy Statement.

Nominating Committee. The members of the Nominating Committee are Larry S. Helms, L. Steven Phillips, Alison Smith (Chairperson) and Gregory W. Wylie. The Committee met two times in 2005. The duties of the Nominating Committee include: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders and (ii) assisting the Board in the event of any vacancy on the

Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to fill any such vacancy.

The Company’s common stock is listed on the Nasdaq Capital Market and the members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 2,500 shares of the Company’s common stock as of the date of the nomination. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter. The Committee’s charter is available at http://www.americancommunitybank.com.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s and its subsidiaries’ internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent accountants and recommends their appointment. The Audit Committee has in place pre-approval policies and procedures that involve as assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2005, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from and discussed with Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended. Based on the review and discussions above, the Audit Committee (i) recommended to the board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2006.

The Audit Committee has a written charter which is reviewed by the Committee for adequacy on an annual basis. The Audit Committee Charter was attached as Exhibit A to the proxy statement for the 2005 annual meeting of shareholders. The members of the Audit Committee are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that Robert G. Dinsmore, Jr., a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

This report is submitted by the Audit Committee: Robert G. Dinsmore, Jr. (Chairman), Frank L. Gentry, Philip Gilboy, Bill H. Mason, L. Steven Phillips and Gregory N. Wylie.

Director Compensation

Board Fees. During 2005, all directors received an annual retainer of $1,000, with the exception of the audit committee financial expert who received an annual retainer of $2,000. In addition, directors received $400 for each board meeting attended and $300 for each Committee meeting attended, with the exception of the Chairman of the Board who received $500 for each meeting chaired and Committee Chairpersons, who received $400 for each committee meeting chaired.

2002 Nonstatutory Stock Option Plan. At the 2002 Annual Meeting the shareholders of the Company approved the 2002 Nonstatutory Stock Option Plan (the “2002 Nonstatutory Option Plan”) pursuant to which options covering 37,500 shares of the Company’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary.

1999 Nonstatutory Stock Option Plan for Directors. At the 1999 Annual Meeting the shareholders of the Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) pursuant to which options covering 246,190 shares of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form which resulted in the creation of the Company, the Nonstatutory Option Plan was adopted by the Company and options under such plan are now options of the Company. On April 14, 1999, all options were granted under the 1999 Nonstatutory Option Plan at the exercise price of $11.00 per share which was the fair market value on the date of grant. The exercise price is currently $5.55 as a result of a 20% stock dividend in 1999 and a 10% stock dividend in 2002, and a 50% stock dividend announced in the first quarter of 2006.

Executive Officers

Set forth below is certain information regarding the executive officers of the Company.

Name	Age	Position With Company	Business Experience
Randy P. Helton	50	Chairman, President and Chief Executive Officer	Chairman of the Board, President and CEO of the Company; President and CEO of American Community Bank.

V. Stephen Moss	56	Senior Vice President and South Carolina Regional Executive of American Community Bank	Former President and Chief Executive Officer of First National Bank of the Carolinas.

Dan R. Ellis, Jr.	50	Senior Vice President, Chief Financial Officer and Corporate Secretary	Certified Public Accountant; Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and American Community Bank.

E. Michael Gudely	48	Senior Vice President and Chief Operating Officer of American Community Bank	Former Senior Vice President, Regional Executive for FNB Southeast Bank, Wilmington, North Carolina.

Douglas F. Sutherland	50	Senior Vice President and Chief Credit Officer of American Community Bank	Former Vice President and Financial Services Officer, RBC Centura, Charlotte, North Carolina.

Set forth below is certain information regarding American Community Bank’s market area and other executive officers.

Name	Age	Position With American Community Bank	Business Experience
W. R. “Randy” Adcock	49	Senior Vice President and Monroe City Executive	Mr. Adcock, a lifelong resident of Monroe, NC, has 26 years of banking experience in the Bank’s market.

Steven L. Barnes	50	Senior Vice President and Indian Trail City Executive	Mr. Barnes, a lifelong resident of Indian Trail, NC, has 22 years of banking experience in the Bank’s market.

Richard M. Cochrane	53	Senior Vice President and Matthews/Mint Hill City Executive	Mr. Cochrane, a lifelong resident of Mint Hill, NC, has 25 years of banking experience in the Bank’s market.

Jeff N. Coley	46	Senior Vice President and Marshville City Executive	Mr. Coley, a lifelong resident of Marshville, NC, has 24 years of banking experience in the Bank’s market.

Stephanie D. Helms	35	Senior Vice President and Chief Administrative Officer	Ms. Helms, a lifelong resident of Monroe, NC has 13 year of banking experience in the Monroe and Charlotte markets.

Executive Compensation. American Community Bank has entered into an employment agreement with Randy P. Helton, President and Chief Executive Officer (dated April 15, 1998), to establish his duties and compensation and to provide for his continued employment with the Bank. The employment agreement provides for an initial term of employment of five years. The term automatically renews for an additional year at the end of each year unless notice of termination is received prior to renewal. The employment agreement provides for an annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the employment agreement provides for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officer’s office or made available to all other employees. The employment agreement provides that the officer may be terminated for cause, as defined in the employment agreement, by the Bank, and otherwise be terminated by the Bank (subject to vested rights) or by the officer. The employment agreement provides that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location outside of Monroe, North Carolina without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

The following table shows the cash and certain other compensation paid to or received or deferred by certain executive officers of the Company for services in all capacities during 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position		Annual Compensation (1)
	Year	Salary	Bonus	All Other Compensation(2)
Randy P. Helton, Chairman of the Board, President and CEO of the Company and President and CEO of the Bank	2005 2004 2003	$255,000 245,000 235,000	$100,000 78,365 65,000	$7,525 7,040 6,540
V. Stephen Moss, President and Chief Executive Officer of First National Bank of the Carolinas	2005 2004 2003	135,000 125,000 107,739	-0- 10,000 51,723	5,618 3,866 6,679
Dan R. Ellis, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company	2005 2004 2003	110,250 103,500 103,500	21,000 20,050 7,500	4,437 3,551 3,422
E. Michael Gudely, Senior Vice President and Chief Operating Officer of the Company	2005 2004 2003	117,500 110,000 100,000	26,000 24,925 -0-	2,626 475 475
Douglas F. Sutherland, Senior Vice President and Chief Credit Officer	2005 2004 2003	115,000 107,500 90,000	-0- 20,825 7,500	4,488 3,565 464

(1)	Perquisites and other personal benefits paid to the named executives did not exceed 10% of his total salary paid in 2005, 2004 or 2003.

(2)	Includes life insurance premiums and contributions to 401(k) Plan.

Stock Options

No stock options were granted to the named executive officers during the fiscal year ended December 31, 2005.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Fiscal Year 2005

and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Randy P. Helton	—	$—	111,389	12,041	$755,855	$42,264
V. Stephen Moss	49,500	330,315	40,636	12,000	339,372	43,240
Dan R. Ellis, Jr.	—	—	34,650	—	238,278	—
E. Michael Gudely	—	—	3,000	12,000	10,530	42,120
Douglas F. Sutherland	—	—	6,000	9,000	26,980	40,470

(1)	The Company’s stock price on December 30, 2005 was $12.43 (adjusted for the 2006 3 for 2 stock split)

401(k) Savings Plan

In 1999, the Bank adopted a tax-qualified plan (the “Savings Plan”) which covers all current and full-time employees and any new full-time employees who have been employed for twelve months and who have attained the age of twenty-one. Under the Savings Plan, a participating employee may contribute up to 20% of his or her base salary (up to the maximum allowed by law) on a tax-deferred basis through salary reduction as permitted under the Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The Bank is permitted to make contributions equal to 50% of the employees’ contributions up to a maximum of 3% of employee compensation. The employer contributions vest completely after six years of service. The Bank may make additional discretionary contributions that also vest completely after six years of service with the Bank. The value of a participant’s accounts under the Savings Plan becomes payable to him or her according to the vesting schedule upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant’s death. The Savings Plan also contains provisions for withdrawals in the event of certain hardships. A participant’s contributions, matching contributions and discretionary contributions of the Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as the participant withdraws them.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of either of the Company or the Bank. Mr. Helton makes recommendations to the Committee regarding compensation of the executive officers. Mr. Helton participates in the deliberations, but not the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussions or decisions regarding his own compensation.

Report of the Compensation Committee

The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. While the committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the

Company’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of Mr. Helton during the fiscal year ended December 31, 2005. All executive officers of the Company, including Mr. Helton, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant.

This report is submitted by the Compensation Committee: Robert G. Dinsmore, Jr., Thomas J. Hall, Alison Smith, David D. Whitley and Gregory W. Wylie (Chairperson).

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on the Company’s common stock with (ii) the cumulative return of the Nasdaq Composite, and (iii) the Nasdaq Bank Stock Index. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 2000, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

American Community Bancshares, Inc.

Total Return Performance

Indebtedness of and Transactions with Management

The Company and American Community Bank have had, and expect to have in the future, banking transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by American Community Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the banks’ lending matters. To the best knowledge of the management of the Company and the banks’, Regulation O has been complied with in its entirety.

American Community Bank leases the premises of its main office from a director. Prior to the main facility being completed in November 2000, the Company leased land for its temporary banking facility from that same director. In addition, the Marshville facility is leased from another director. In January 2003, the Company signed an operating lease for a new branch facility in Mint Hill, North Carolina, with another director. The lease has an initial term of ten years with two renewal options for five years each. Total lease payments of $457,002, $419,553, and $464,755 were paid to these directors under these leases during 2005, 2004 and 2003, respectively. The terms of the leases have been appraised by an independent third party to ensure that it is no less favorable to the Bank than would be available from an independent lessor.

PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent public accountants for 2006. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

The Company has paid Dixon Hughes PLLC fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. From time to time, the Company engages Dixon Hughes PLLC to assist in other areas.

The following table sets forth the fees paid to Dixon Hughes PLLC in various categories during 2005 and 2004.

Category	2005		2004
Audit Fees	$73,350	(1)	$106,000	(1)
Audit-Related Fees	9,293	(2)	7,350	(2)
Tax Fees	11,430	(3)	7,450	(3)

Total Fees Paid	$94,073		$120,800

(1)	Audit fees include fees billed and expected to be billed to the Company by Dixon Hughes in connection with the annual audit of the Company’s financial statements, reviews of the Company’s interim financial statements, and review of and tax opinion and consents issued regarding the Company’s acquisition of FNB Bancshares, Inc. in 2004.

(2)	Audit related services include attest services to verify collateral for Federal Home Loan Bank advances, due diligence services provided regarding the Company’s acquisition of FNB Bancshares, Inc. and routine accounting consultations.

(3)	Tax fees include corporate tax compliance, as well as counsel and advisory services.

All services rendered by Dixon Hughes PLLC during 2005 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2006.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that the 2007 Annual Meeting will be held on a date during April 2007. Any proposal of a shareholder which is intended to be presented at the 2007 Annual Meeting must be received by the Company at its main office in Charlotte, North Carolina no later than November 21, 2006, in order that such Proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a Proposal for the 2007 Annual Meeting is not expected to be included in the proxy statement for that meeting, the Proposal must be received by the Company by February 15, 2007 for it to be timely received for consideration. The Company will use its discretionary authority for any Proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Robert G. Dinsmore, Jr., Chairman of the Audit Committee of the Board of Directors, American Community Bancshares, Inc., 4500 Cameron Valley Parkway, Suite 150, Charlotte, North Carolina, 28211, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2005 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAN R. ELLIS, JR., CORPORATE SECRETARY, AMERICAN COMMUNITY BANCSHARES, INC., 4500 CAMERON VALLEY PARKWAY, SUITE 150, CHARLOTTE, NORTH CAROLINA, 28211.

REVOCABLE PROXY

AMERICAN COMMUNITY BANCSHARES, INC.

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Dinsmore, Jr., Frank L. Gentry and Bill H. Mason (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of American Community Bancshares, Inc. (the “Company”) held of record by the undersigned on March 10, 2006, at the Annual Meeting of Shareholders of the Company to be held at American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina, at 11:00 a.m. on April 25, 2006, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION: Proposal to approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 9,000,000 to 25,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company for three-year terms and one director for a two-year term or until their successors are duly elected and qualified.

☐ FOR all nominees listed below (except as indicated otherwise below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Three-Year Terms

Robert G. Dinsmore, Jr.

Phillip R. Gilboy

David Guilford

Peter A. Pappas

Two-Year Term

L. Carlton Tyson

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

3.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY AND RETURN IN THE BUSINESS REPLY ENVELOPE PROVIDED.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 2 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE, AND FOR PROPOSALS 1 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 2 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Date: __________________________________,	2006

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD

IN THE ENCLOSED BUSINESS REPLY ENVELOPE

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